EXHIBIT 2.3

                         AGREEMENT OF PURCHASE AND SALE


1.    DATE AND PARTIES

      This Agreement is dated June 29, 2001 and is entered into by and between Total Creative, Inc., a ___________ corporation ("TCI"), 9107 Wilshire Boulevard, Mezzanine, Beverly Hills, California 90210, fax number 310 275 1585 and Total Film Group, a Delaware corporation ("Total Film") (collectively "Sellers"), 9107 Wilshire Boulevard, #475, Beverly Hills, California 90210, fax number 310 275 1585, on one hand, and Viridian Entertainment, a California corporation or assignee ("Buyer"), 9107 Wilshire Boulevard, Mezzanine, Beverly Hills, California 90210, fax number 310 272 1199, on the other hand. Buyer and Sellers are sometimes referred to individually as a "party" and collectively as the "parties".

2.    RECITALS

      2.1 Total Film owns _____ issued and outstanding shares of capital stock of TCI (individually a "share"), representing 100% of the issued and outstanding shares.

      2.2 Sellers desire to sell and Buyer desires to purchase substantially all the assets of TCI free from its liabilities, on the terms and conditions set forth below.

      2.3 Sellers proposes to cause TCI to pay or settle all the existing liabilities of TCI as of June 30, 2001.

      2.4 TCI currently is the lessee of the premises known as 9107 Wilshire Boulevard, Mezzanine, Beverly Hills, California 90210 (the "Premises") under a lease with Daishin U. S. A. Co., Ltd. (the "Landlord") for a term ending March 31, 2005 (the "Lease"), and Total Film has guaranteed the Lease.

3.    PURCHASE AND SALE

      TCI hereby agrees to sell its assets set forth under the heading "Assets" on the Balance Sheet of TCI prepared as of June 29, 2001 (the "Balance Sheet"), a copy of which is attached as Exhibit "A" including, without limitation, its name, Total Creative, Inc., insurance policies on such assets and such other assets as are shown on such Exhibit (collectively the "Assets"), and Buyer hereby agrees to purchase the Assets and pay to TCI the purchase price, defined below, on the terms and conditions set forth below. Buyer agrees that its use of the name "Total Creative" is limited to a maximum term of 6 months, after which Buyer must drop the use of the word "Total" in its name so as to avoid confusion with the ongoing Total Group entities.

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      3.1 PURCHASE PRICE. Buyer agrees to pay to TCI, as provided below, the purchase and sale price of $26,000 plus an amount equal to 20% of the net profits, as defined below (the "20% Participation"), for each of the three fiscal years beginning July 1, 2001 and ending June 30, 2004, from the operation by Buyer, or a subsidiary of Buyer, of a business substantially similar to the business conducted by TCI (the "TCI Business") during the last twelve months (the "purchase price").

      3.2 TCI BUSINESS & NET PROFITS. Buyer hereby agrees to organize a separate division or subsidiary to operate a business similar to the TCI Business so that it may account for the income and expenses of such a business for purpose of calculating the 20% Participation. Buyer may discontinue such business at any time without liability to Sellers. The net profits of the TCI Business shall be determined using generally accepted accounting principles, consistently applied, subject to excluding from allowable expenses interest, depreciation and any salary paid to Gerald Green.

      3.3 RIGHT TO AUDIT. Sellers shall have the right to audit, at Sellers' expense, the books and records of the TCI Business for a period of one year following the end of each of the three fiscal years.

      3.4 PAYMENT OF PURCHASE PRICE. Buyer agrees to pay the $26,000 portion of the purchase price into an escrow account to be opened with or at a mutually acceptable escrow holder. The escrow holder shall be obligated to release such funds to TFG at such time as TFG delivers to Buyer reasonable evidence that it has paid or settled all the debts of TCI as they exist as of June 30, 2001. The 20% Participation shall be payable yearly beginning on or before October 15, 2002 and continuing on the same date of each of the succeeding two fiscal years. Buyer hereby agrees to deliver to Sellers together with such payment a statement of profit and loss showing the calculation of the 20% Participation and the net profits for the twelve month fiscal period ending on June 30th immediately preceding the October 15 due date, from the TCI Business for such period. Buyer shall be responsible for the payment of any sales tax due on the purchase of the Assets.

      3.5 THE CLOSING. The closing shall be at 11 a.m. on Friday, June 29, 2001, or sooner (the "closing date") and it shall take place at the offices of Total Film, 9107 Wilshire Boulevard, #475, Beverly Hills, California 90210.

4.    FREE AND CLEAR OF LIENS & ENCUMBRANCES AND ADJUSTMENTS

      4.1 NO LIENS OR ENCUMBRANCES. Buyer is purchasing the Assets effective close of business June 30, 2001, free and clear of all liens, encumbrances or claims of third parties.

      4.2 ADDITIONAL LIABILITIES; SCHEDULE OF CREDITORS. The purchase price shall be reduced by any liabilities of TCI accruing prior to July 1, 2001 and not paid or settled by Sellers that Buyer is required to pay. Sellers will deliver to Buyer by the closing a schedule listing (a) in alphabetical order all the creditors of TCI, (b) beside the name of each creditor shall be two columns, the first containing the amount owed each and the second column showing the amount each has agreed to accept as payment in full if a lesser amount, as of June 30, 2001, and the total of each column. Sellers represent and warrant to Buyer that the amounts shown on such schedule as the amounts each creditor has agreed to accept as payment in full are true and correct.

      4.3 PAYMENT OF CREDITORS. Sellers hereby covenant and agree to pay (a) within 30 (thirty) days of the closing of this purchase agreement, the creditors of TCI listed on the attached Exhibit "B", namely the creditors that Buyer believes must be paid by such date in order not to jeopardize the business currently being done by TCI and all salaries, accrued vacation pay to June 30, 2001 owing to the employees of TCI and all accrued and unpaid payroll and sales taxes; and (b) on or before July 31, 2001, the amounts owed to all the other creditors of TCI through June 30, 2001 including, without limitation, those shown on the schedule referred to in paragraph 4.2 above. Buyer shall assume the obligations for the computer equipment currently leased by TCI in the Premises arising from and after July 1, 2001, at such time as Sellers shall have paid all amounts owing on such obligations up through June 30, 2001. Buyer agrees to sign a separate lease assumption agreement with Seller for this equipment, attached as Exhibit C. Sellers shall remain responsible for the leases for equipment and real estate related to the San Francisco space for which TCI was and may be currently obligated, and as such, Seller shall retain possession of any furniture and equipment that is covered under the San Francisco leases.

      4.4 SUBLEASE. Sellers hereby agree to sublease the Premises to Buyer and Buyer hereby agrees to sublease the Premises, on the same terms and conditions as the Lease contain except that Buyer's obligations shall commence from and after July 1, 2001 up through March 31, 2005, subject to Buyer's right to elect to cancel such sublease, any time on giving Sellers written notice that Buyer intends to cancel such sublease no earlier than six months following the deemed receipt of such notice. Buyer shall pay on or before July 1, 2001 the rent for July due on such date. Buyer shall not be required to pay a security deposit. Buyer acknowledges having a copy of the Lease. The sublease shall include the right to park up to four vehicles in the Wilshire Parking Facility, one of which shall be a valet space, and the right to park up to 11 vehicles in the Doheny Parking Facility, as those terms are defined in the Lease, on the same terms as provided in the Lease, all at the expense of Buyer, at the then monthly rate charged to Sellers by the Landlord, for such spaces. Such sublease shall give Buyer the right to make such monthly rent payments directly to landlord. As subtenant of the lease, Buyer is also responsible for paying all applicable taxes and building fees associated with the space. Buyer and Seller both agree that Seller will provide Buyer with an executable Sublease Agreement within 7 (seven) business days from the Closing of this agreement.

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5.    THE CLOSING

      5.1 BUYER'S AND SELLERS' OBLIGATIONS TO EACH OTHER. On July 2, 2001, Buyer shall deliver to an escrow holder to be selected, $26,000 by wire transfer or by a bank cashier's check payable to escrow holder drawn on a bank that clears its checks through the Los Angeles Clearing House. Each of Sellers shall deliver to Buyer, and Buyer shall deliver to Sellers, its respective certified corporate resolutions authorizing the entering into of this agreement and the closing of the agreement all in a form reasonably acceptable to Buyer.

      5.2 DOCUMENTS TO BE DELIVERED BY SELLERS. Sellers shall deliver to Buyer duly executed by Sellers, or TCI, as the case may be, at the closing or as provided below:
            (a) their respective certified resolutions referred to above within 7 days following the closing;
            (b) An assignment of all of Sellers right, title and interest in the leases for the computer equipment located at the Beverly Hills office of TCI;
            (c) a bill of sale from Sellers listing the Assets and including a representation and warranty that each of the Assets is being transferred by Sellers free and clear of all liens, encumbrances and claims of third parties and that Sellers have the authority to transfer such assets to Buyer without the consent of any third parties, within 7 days following the closing ; and
            (d) the sublease for the Premises in a form reasonably acceptable to Buyer, within 7 days following the closing.

      5.3 DOCUMENTS TO BE DELIVERED BY BUYER. Buyer shall deliver to Sellers duly executed by Buyer at the closing or as provided below:
            (a) its certified resolutions referred to above within 7 days following the closing;
            (b) an assumption of the liabilities for the computer equipment located at the Beverly Hills office of TCI arising from and after July 1, 2001; and
            (c) the sublease for the Premises within 7 days following the closing.

6.    ACCOUNTINGS PRIOR TO THE CLOSING

      Prior to the closing, Sellers shall cause TCI to deliver to Buyer a schedule of the accounts receivable as of a date as close to June 30, 2001 as is practicable. Sellers acknowledges that receivables due to TCI prior to June 30, 2001belong to Buyer

7.    RECORDS OF THE COMPANY

      The parties agree that TCI shall keep its own books and records except that Buyer shall be assigned the software, a copy of the database containing the business records of TCI and manuals for such software that TCI has used for keeping its books and records. TCI agrees to allow Buyer the right to audit and or inspect the books and records of TCI to verify that the liabilities of TCI agreed to be paid will have been paid within the time specified as well as to obtain information about any transactions with customers or suppliers that occurred prior to the closing date so long as such inspections are conducted during normal business hours and are preceded by 24 hours notice.

8.    OMITTED INTENTIONALLY.

9.    NON-COMPETE CLAUSE

      Each of the Sellers covenants that each shall not compete with Buyer's business in any manner in any county in the United States in which TCI did business or had customers located during the past two years as well as in the balance of the United States, for a period of three years from July 1, 2001. Such non-compete shall apply to each in the capacity of an owner, partner, employee or consultant, directly or indirectly, of any business similar to the business now conducted by TCI anytime during the two years preceding July 1, 2001.

10.   INTENTIONALLY OMITTED

11.   LEGAL REPRESENTATION; WAIVER OF POTENTIAL CONFLICTS OF A INTEREST

      11.1 George I. Nagler, 468 North Camden Drive, #200, Beverly Hills, CA 90210 has prepared this document based on the directions he has received from Buyer and Sellers, as a scrivener for the parties and not as an advocate for either Buyer or Sellers. Notwithstanding the foregoing, Buyer has agreed to pay for the reasonable legal services of Nagler in acting as scrivener and in performing whatever services are required to close the contemplated transactions

      11.2 Each of Buyer and each of the Sellers acknowledges being advised that each has the right to have this Agreement and the proposed transaction reviewed by an attorney of each's own choosing. Each has not as of the date of this Agreement hired independent counsel, although each may elect to do so at anytime.

      11.3 Each of the Sellers and Buyer acknowledges that the activities of Nagler in acting as scrivener creates the possibilities of conflicts of interest and each waives any such potential conflicts of interest.

12.   BUYER'S INSPECTIONS; EMPLOYEES; SELLER'S INDEMNITY

      12.1 INSPECTIONS. Buyer acknowledges that it is relying on the books and records of TCI that were prepared by TCI under the control of Total Film. The parties acknowledge that Gerald Green, the President of Buyer, was formerly the President and a shareholder of Total Film up to May 31, 2001, at which time his employment ended and his shares of Total Film were purchased. Sellers represent and warrant to Buyer that Sellers have not materially interfered with the business of TCI since such date

      12.2 EMPLOYEES. Buyer and Sellers acknowledge that TCI has notified all its employees that their last day of employment is June 29, 2001. Buyer shall have the right but not the obligation to hire any of the current employees of TCI on such terms as Buyer and such employees shall agree to from and after June 29, 2001.

      12.3 INDEMNITY. Sellers hereby agree to indemnify and hold harmless Buyer from any liabilities of TCI existing as of June 30, 2001 or that arise later that relate to acts taken or not taken prior to July 1, 2001, not disclosed to Buyer in writing by the closing date. Buyer hereby agrees to indemnify and hold harmless Sellers from any liabilities of the TCI Business arising from and after July1, 2001.

13.   USE OF FICTITIOUS NAME

      Sellers agree that Buyer is acquiring the name "Total Creative Inc.," the stationary bearing such name, the phone and fax numbers used by TCI and all right to do business under such name. Sellers hereby covenant not to use such name or one similar to it so long as Buyer continues to do business using such name or one similar to it. Sellers shall cause TCI to change its name to a name materially different and distinguishable from Total Creative, Inc. that is subject to the approval of Buyer, which shall not be unreasonably withheld, by amending its articles of incorporation immediately following the close.


14.   CONFIDENTIALITY

Sellers shall hold in strict confidence all confidential information of the TCI Business not otherwise generally available to the public (the "Confidential Information"), and neither of the Sellers nor any of their affiliates or representatives shall directly or indirectly (a) use or permit the use of any of the Confidential Information for, or in connection with, any business of Sellers or any of their affiliates or representatives or any other person whatsoever, or for any purpose other than the analysis of the statements of profit and loss provided by Buyer above, or (b) disclose or permit the disclosure of any of the Confidential Information to any person or entity other than Sellers' representatives; provided that (i) this obligation not to disclose shall not extend to any Confidential Information which is or has become generally available to the public through no act or omission of the party receiving the information or any of its affiliates or representatives, and (ii) Sellers may disclose any Confidential Information which is it legally compelled to do so pursuant to legal process or regulatory requirement; provided however that Sellers shall notify Buyer prior to disclosure of any Confidential Information to any person pursuant to this paragraph.

15    MISCELLANEOUS

      15.1 HEADINGS: The subject Headings of the paragraphs and subparagraphs of this Agreement are included for convenience only and shall not affect the construction or interpretation of any of its provisions.

      15.2 ENTIRE AGREEMENT: This Agreement constitutes the entire Agreement between the parties pertaining to the subject manner contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a continuing wavier. No waiver shall be binding unless executed in writing by the party making the waiver.

      15.3 ASSIGNMENT: This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and respective heirs, legal representatives, successors and assigns.

      15.4 GOVERNING LAW: The Agreement shall be construed in accordance with, and governed by, the laws of the State of California as applied to contracts that are executed and performed entirely in California.

      15.5 SEVERABILITY: If any provision in this Agreement is held invalid or unenforceable by any court of final jurisdiction, it is the intent of the parties that the other provisions of this Agreement be construed to remain fully valid, enforceable and binding on the parties.

      15.6 ATTORNEYS' FEES. If any dispute arises under this agreement or in connection with it, the prevailing party shall be entitled to recover his or her reasonable attorneys' fees and court costs, as the court having jurisdiction over this matter may award.

      15.7 FURTHER ACTION. Each of Buyer and Seller agrees to execute and deliver to the other such additional documents and perform such additional acts as may be reasonably requested by the other to carry out the intent of the terms of this agreement.

      15.8 NOTICE. All notices under this agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given or on the second day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed to the addresses first set forth above or by fax if sent to the numbers set forth above.

      A copy of each such notice shall be sent to George I. Nagler, 468 North Camden Drive, #200, Beverly Hills, CA 90210.

      Any party may change its address for purposes of this paragraph by giving the other parties written notice of the new address in the manner set forth above.

                            (signature page follows)


16.   SIGNATURES

      The parties have executed this agreement as of the date first set forth above at Los Angeles, California.

Viridian Entertainment, a California
corporation, Buyer


By: /s/ Gerald Green
      Gerald Green, President




Total Film Group, a Delaware
corporation, Seller


By: /s/ Jeff Hoffman



Total Creative Inc., a ___________
_____________ corporation, Seller


By: /s/ Jeff Hoffman

Exhibit "A"

                                     Assets

Total Creative Inc.


  ASSETS:

    Due form Match                                               $ 4,449.19
                                                    ------------------------
    Total Assets:                                                $ 4,449.19
                                                    ------------------------


  CASH ACCOUNTS:

    Mercantile Bank - LA                                         $ 3,079.33
    Petty Cash - LA                                                $ 250.68
                                                    ------------------------
    Total Cash Accounts:                                         $ 3,330.01
                                                    ------------------------


  ACCOUNTS RECEIVABLE:

    Accounts Receivable - LA                                    $ 99,592.64
    Accounts Receivable - SF                                    $ 13,090.37
    Allowance for Doubtful Accounts - LA                       $(23,730.53)
    Allowance for Doubtful Accounts - SF                       $(16,275.00)
                                                    ------------------------
    Total Accounts Receivable                                   $ 72,677.48
                                                    ------------------------


  OTHER CURRENT ASSETS:

    Prepaid Expenses - LA                                       $ 22,983.61
    Deposits                                                       $(75.00)
    Employee Exchange Account                                      $ 251.95
    Due from TFG - Interoffice                                      $ 50.92
    Defferrred Costs                                            $ 25,372.37
                                                    ------------------------
    Total Other Current Assets:                                 $ 48,583.85
                                                    ------------------------


  FIXED ASSETS:

    Furniture & Fixtures - LA                                   $ 18,283.40
    Acc. Dep. - Furniture & Fixtures - LA                      $(15,952.83)
    Office Equipment - LA                                      $ 279,161.19


    Acc. Dep. - Office Equipment - LA                         $(179,640.58)
    Editing Equipment                                          $ 107,854.07
    Acc. Dep. - Editing Equipment                             $(107,854.07)
    Leasehold Improvements                                      $ 75,679.51
    Acc. Dep. - L/H Improvements                                $(2,238.50)
                                                    ------------------------
    Total Fixed Assets:                                        $ 175,292.19
                                                    ------------------------


  OTHER ASSETS:

    Goodwill - Michel Russo                                    $ 313,540.25
    Acc. Amort - Goodwill M/R                                  $(47,031.03)
                                                    ------------------------
                                                               $ 266,509.22
                                                    ------------------------

  TOTAL ASSETS                                                 $ 570,841.94
                                                    ========================

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Exhibit "B"
                           List of Creditors to be Paid
                               As of June 30, 2001
                           (in addition to employees)


NAME                                                              AMOUNT

American Business Leasing - Lease payments for computers          $2,179

Exhibit "B"

                                                                     Amount
                             Vendor                                   Due
---------------------------------------------------------        -------------

Total Creative as of 6/29/01

      Abacus 1 Computer Supplies                                     1,082
      Adweek                                                           808
      Andre Ink                                                      1,000
      American Business Leasing                                      2,179
      Anderson Digital Prepress                                      1,031
      Arrowhead Water                                                  298
      California Federal Bank                                       22,833
      Canon Business System                                            953
      Catapult Integrated Systems                                      800
      CD&L                                                             137
      Citicroup Vendor                                               4,806
      Clients & Profits                                                893
      Coast Litho                                                   13,258
      Creative Oxygen                                               26,361
      Dan Allen                                                      2,913
      David Arky                                                       450
      David Urastu                                                     345
      Dell Financial Services                                        2,038
      Deluxe Business Forms                                            101
      Eller Media                                                    7,948
      IC Capital                                                    14,245
      Loco Toons                                                     2,500
      Driving Force Limousines                                         133
      LA Department of Water                                           760
      AD Delivery                                                    1,056
      Eagle Security                                                 2,070
      Federal Express                                                2,575
      First Choice                                                   1,166
      Friendlander Cherwon Capper & Pardell                          2,727
      GDS Publishing Limited                                         2,250
      Howard Russo                                                   2,888
      Image Bank                                                     1,299
      IGIPIX                                                           831
      InMac                                                          5,194
      JT&A                                                           3,871
      Killer Tracks                                                  1,150
      King Relocation                                                5,712
      Los Angeles County Tax Collector                               6,492
      Mark Armstrong                                                 3,777
      Michael Doret                                                  6,000


      Messengers & Distribution                                        131
      Metafor Digital                                                2,285
      Meta Taggers                                                  97,660
      Dennis O'Connor                                                  200
      O Day Printing                                                   620
      Pacific Graphics                                               3,846
      Pacific Bell                                                     118
      Pan Records                                                      150
      Pitney Bowes Inc.                                              1,676
      Primary Colors                                                 1,980
      Robins Kaplan & Miller                                         2,663
      Robinson Diamant                                              28,640
      Rod Dyer                                                      10,387
      Savin                                                          1,276
      SFC Capital Group                                              2,170
      Shadow Broadcast Services                                      4,250
      State Board of Equalization                                      606
      Steve Sukyun                                                   3,868
      Still Photo Lab, Inc.                                            375
      Superior National                                                787
      Tim Boyse                                                      5,000
      Tom Pope                                                       1,250
      Trustmark Insurance                                              589
      Verizon Wireless-LA                                              539
      Warner Corbett & Gutentag                                        294
      Westcoast Logistics                                              355
      Wil Copy                                                         414
      Windy Hill Financial Partners                                  2,675

    Sub-Total TCI AP                                               331,734

      Balance Sheet Items
      Mercantile Bank                                               90,000
      West America Bank                                             23,531
      Sales Tax Liability                                            1,821

    Total TCI                                                      447,086

                 Assignment & Assumption of Equipment Leases

                                   ASSIGNMENT

The undersigned hereby assign to Viridian Entertainment and its successors and assigns, as assignee, all their right title and interest in and to those certain equipment leases effective July 1, 2001 set forth below:
   1. Astro Office Products, now Copelco, lessor, Total Film Group, lessee, lease# 0862870 for the Canon color copier/printer;
   2. Astro Office Products, now Copelco, lessor, Total Film Group, lessee, lease # 0862871, for the CanonGP200S Black and white copier;
   3. Pacifica Capital, now American Business, lessor, Total Film Group and Total Creative Inc. are lessees, for software including Quak, Illustrator, Office 98 among others, and the RAID array and hard drives for the TCI Springfield file server;
   4. Pacifica Capital, now Imperial Business Credit, lessor, Total Film
      Group and Total Creative Inc. are lessees, for 6 Apple G3 workstations,
      3 Apple Imac workstations, with extra memory and other peripherals;
   5. Pacifica Capital, now SFC Capital, lessor, Total Film Group and Total Creative Inc. are lessees, for 2 network switches, 6 network interface cards, a DLT tape backup drive, a Netopia dual analog router with adapter, making it an Ethernet router, Monitor calibration software and CPU part of Springfield network file server;
   6. Savin copier lease (lease missing);
   7. Pitney Bowes postage machine (lease missing).

The undersigned represent and warrant to assignee that they the leases are in full force and effect, they have the authority to assign such leases without the consent of any third parties and there are no existing defaults under any of such leases.

Date: June 30, 2001

Total Film Group, a Delaware              Total Creative Inc.,
acorporation, Assignor                    _________corporation, Assignor


By: /s/ Jeff Hoffman
      By: Jeff Hoffman, CEO
      Name & title                                  name & title

                                   ASSUMPTION

The undersigned, Viridian Entertainment, hereby assumes all the obligations of Assignors named above arising under said leases from and after July 1, 2001, provided that assignors have paid all their obligations that were due and payable under said leases up through June 30, 2001.


Date: June 30, 2001

Viridian Entertainment


By: /s/ Gerald Green
        Gerald Green, President